UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 19, 2013

VAPOR CORP.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-19001	84-1070932
(Commission File Number)	(IRS Employer Identification No.)

3001 Griffin Road Dania Beach, Florida	33312
(Address of Principal Executive Offices)	(Zip Code)

(888) 766-5351

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective February 19, 2013, Mr. Frija resigned as the President of Vapor Corp. (the “Company”) as a result of the Company’s appointment of Jeffrey Holman as the Company’s President as described below. Mr. Frija will continue in his role as Chief Executive Officer of Company under the terms of his February 27, 2012 employment Agreement. On February 19, 2013, the Company entered into an employment agreement with Jeffrey Holman to serve as its President, the terms and conditions are summarized below.

There is no arrangement or understanding between Mr. Holman and any other person pursuant to which he was selected as an officer of the Company. There are no family relationships between Mr. Holman and any executive officer or director of the Company. Mr. Holman, age 45, was one of the Founders of the Company and prior to being appointed as President, Mr. Holman served as an employee of the Company. On October 1, 2009, Mr. Holman received a 6-year option to purchase up to 600,000 shares of Company common stock which vested monthly on a pro-rata basis over twelve (12) months, and are exercisable at $0.45 per share, and there are no other transactions in which Mr. Holman has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Holman has been the President of Jeffrey E. Holman & Associates, P.A., a South Florida Based law firm, since 1998. He has also been a Partner in Holman, Cohen & Valencia since the year 2000. Mr. Holman graduated from the State University of New York at Binghamton in 1989 with a Bachelors Degree. Mr. Holman likewise graduated from the Benjamin N. Cardozo School of Law in 1995 with a degree of Juris Doctor.

On February 19, 2013, the Company entered into the aforesaid employment agreement with Mr. Holman pursuant to which Mr. Holman will be employed as President of the Company for a term that shall begin on February 19, 2013, and, unless sooner terminated as provided therein, shall end on December 31, 2015; provided that such term of employment shall automatically extend for successive one-year periods unless either party gives at least six months’ advance written notice of its intention not to extend the term of employment. Mr. Holman will receive a base salary of $182,000 for the first two years of the employment agreement. Mr. Holman shall be eligible to participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Company’s Board of Directors in consultation with Mr. Holman for executive officers of the Company.

In addition, the Company may terminate Mr. Holman’s employment at any time, with or without cause (as defined in the employment agreement), and Mr. Holman may terminate his employment with the Company without or for good reason (as defined in the employment agreement), provided that termination by either party is subject to advance written notice and, in most instances, the satisfaction of other conditions. Under the employment agreement, in the event Mr. Holman’s employment is terminated by the Company without cause or by Mr. Holman for good reason, Mr. Holman will be entitled to receive severance benefits equal to three months of his base salary for each year of service. Mr. Holman’ employment agreement also contains term and post-termination non-solicitation, confidentiality and non-competition covenants.

The above summary of the Mr. Holman’s employment agreement is qualified in its entirety by reference to the text of the employment agreement, which is filed herewith as Exhibit 10.1, and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Vapor Corp. and Jeffrey Holman, dated February 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP.

Date: February 25, 2013	By:	/s/ Harlan Press
	Name:	Harlan Press
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Vapor Corp. and Jeffrey Holman, dated February 19, 2013.